Exhibit 4.1
NEITHER THIS WARRANT NOR THE COMMON SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE, IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. IN ADDITION, THIS WARRANT AND SUCH SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER DESCRIBED IN SECTION 9 HEREOF.
AMENDED AND RESTATED
WARRANT
To purchase 6,464,428 common shares, par value $1.00 per share, of
Weatherford International Ltd.
Dated As of July 12, 2006
Issued to: Shell Technology Ventures Inc.

AMENDED AND RESTATED
WARRANT
to purchase 6,464,428 common shares, par value $1.00 per share, of
Weatherford International Ltd.
Whereas, Weatherford International, Inc., a Delaware corporation (“WII”), granted to Shell Technology Ventures Inc., a Delaware corporation (“STVI”), on February 28, 2002 a warrant (the “Original Warrant”) to purchase shares of WII, which subsequently through a change in ownership of WII became a warrant to purchase common shares of Weatherford International Ltd. (“Weatherford”), par value $1.00 per share, (the “Common Shares”); and
Whereas WII, Weatherford and STVI desire to amend and restate the Original Warrant in its entirety to, among other things, reflect subsequent changes in the capital structure of Weatherford and transfer to Weatherford the primary obligation for issuing Common Shares;
Whereas effective as of July 12, 2006, WII has transferred to Weatherford all of its rights and obligations under the Original Warrant;
Therefore, the parties agree that the Original Warrant is hereby amended and restated in its entirety as of July 12, 2006, as follows, and that this Amended and Restated Warrant supersedes the Original Warrant.
Weatherford hereby grants to STVI, subject to the terms hereof, the right to purchase from Weatherford at the Purchase Price at any time or from time to time during the Exercise Period, each as hereinafter set forth, up to 6,464,428 Common Shares, subject to adjustment as provided herein.
     1. Definitions.
     “Affiliate” shall mean any company or legal entity:
(i)	which Controls either directly or indirectly such Person; or

(ii)	which is Controlled directly or indirectly by such Person; or

(iii)	which is directly or indirectly Controlled by a company or entity which directly or indirectly Controls such Person.
For the purposes of this paragraph (a), “Control” and its derivatives means the right to exercise 50% (fifty percent) or more of the voting rights exercisable at a general meeting of the shareholders (or its equivalent) of such company or entity.
     “Closing Price” shall mean the average closing sales price of one Common Share on the New York Stock Exchange (the “NYSE”) for the ten (10) trading days ending with the day immediately prior to the relevant Exercise Date; provided that if an ex-dividend date occurs during such ten trading days with respect to any dividend paid by Weatherford, then the amount of that dividend shall be deducted from each of the closing sales prices on the trading days included in such period and preceding the ex-dividend date for purposes of calculating the Closing Price.
     “Commission” shall mean the United States Securities and Exchange Commission.
     “Common Shares” shall have the definition assigned to such term in the first paragraph of this Warrant.

     “Corrective Filing” shall have the definition assigned to such term in Section 12(d) of this Warrant.
     “Demand Request” shall have the definition assigned to such term in Section 12(a) of this Warrant.
     “Dividend Amount” means the gross amount (before the withholding or deduction of applicable taxes) per share of any cash dividend declared by Weatherford.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Exercise Date” shall have the definition assigned to such term in Section 2(a) of this Warrant.
     “Exercise Notice” shall have the definition assigned to such term in Section 2(a) of this Warrant.
     “Exercise Period” shall have the definition assigned to such term in Section 2(e) of this Warrant.
     “Filing Notice” shall have the definition assigned to such term in Section 12(d) of this Warrant.
     “Lock-up Expiration Date” shall have the definition assigned to such term in Section 12(d)(i) of this Warrant.
     “Losses” shall have the definition assigned to such term in Section 9(f) of this Warrant.
     “Material Event Notice” shall have the definition assigned to such term in Section 12(d) of this Warrant.
     “Net Cash Settlement” shall have the definition assigned to such term in Section 2(b)(iii) of this Warrant.
     “Net Share Settlement” shall have the definition assigned to such term in Section 2(b)(ii) of this Warrant.
     “NYSE” shall have the definition assigned to such term in Section 2(b)(ii) of this Warrant.
     “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization or government agency or any political subdivision thereof.
     “Physical Delivery” shall have the definition assigned to such term in Section 2(b)(i) of this Warrant.
     “Purchase Price” shall have the definition assigned to such term in Section 2(d) of this Warrant.
     “Reincorporation Transaction” shall have the definition assigned to such term in Section 5(b) of this Warrant.
     “Routine Filing” shall have the definition assigned to such term in Section 12(d) of this Warrant.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Shelf Effective Date” shall have the definition assigned to such term in Section 12(b) of this Warrant.
     “Shelf Registration Period” shall have the definition assigned to such term in Section 12(b) of this Warrant.
     “Shelf Registration Statement” shall have the definition assigned to such term in Section 12(a) of this Warrant.
     “STVI” shall have the definition assigned to such term in the first paragraph of this Warrant.
     “Total Number of Shares” shall mean 6,464,428 Common Shares, as adjusted pursuant to Section 5 hereof.
     “Warrant” means this Amended and Restated Warrant.
     “Warrant Holder” shall have the definition assigned to such term in Section 2(a) of this Warrant.
     “Weatherford” shall have the definition assigned to such term in the first paragraph of this Warrant.

     “WII” shall have the definition assigned to such term in the first paragraph of this Warrant.
     2. Exercise of Warrant.
          (a) Method of Exercise. This Warrant may be exercised in whole or in part at any time and from time to time during the Exercise Period, by STVI or any permitted subsequent holder of this Warrant under Section 9 hereof (the “Warrant Holder”) by (i) surrender of this Warrant, with the form of exercise notice attached hereto as Exhibit A duly executed by such Warrant Holder (the “Exercise Notice”) indicating whether the Warrant Holder desires to effect settlement through Physical Delivery, Net Share Settlement, Net Cash Settlement (in each case as defined in Section 2(b) below) or a combination thereof, to Weatherford at its principal office or (ii) telecopying to Weatherford at the number provided below an executed and completed Exercise Notice to Weatherford; provided, however, this Warrant may not be exercised under any circumstances for less than 33 1/3% of the Total Number of Shares; provided, further, that if the remaining unexercised balance of the Warrant is less than 33 1/3% of the Total Number of Shares, the Warrant may be exercised for the entire amount of such remaining unexercised balance. Each date on which an Exercise Notice is received by Weatherford in accordance with clause (i) and each date on which the Exercise Notice is telecopied to Weatherford in accordance with clause (ii) above shall be deemed an “Exercise Date”. In the either case, the Warrant Holder shall surrender this Warrant, and in the event of Physical Delivery make payment of the full amount of the Purchase Price due to Weatherford, before Weatherford shall be obligated to deliver to the Warrant Holder of the Common Shares issuable upon such exercise or, in the event of Net Cash Settlement, the payment relating thereto.
          (b) Settlement. Weatherford will effect the settlement of the exercise of this Warrant by the Warrant Holder in the manner indicated by the Warrant Holder in the Exercise Notice, except with respect to settlement through Net Cash Settlement. If the Warrant Holder indicates in such Exercise Notice that it desires to effect the settlement of such exercise, in full or in part, through a Net Cash Settlement, Weatherford, in its sole discretion, may elect to effect such settlement through a Net Cash Settlement with respect to the full amount requested or only as to a portion thereof or Weatherford may decline to effect any portion of such settlement through a Net Cash Settlement. If Weatherford elects not to effect such settlement through Net Cash Settlement as to the full amount so requested, Weatherford shall give notice to such effect to the Warrant Holder within five (5) business days of receipt of the Exercise Notice, and the Warrant Holder may submit a new Exercise Notice; provided, however, that if a new Exercise Notice is submitted (x) the Warrant holder shall not be entitled to elect in such new Exercise Notice to effect such settlement through a Net Cash Settlement and (y) the Exercise Date for purposes of such new Exercise Notice shall be deemed to be the Exercise Date with respect to the original Exercise Notice submitted to Weatherford.
          (i) Physical Delivery. If the Warrant Holder desires to settle the exercise of this Warrant, in full or in part, by taking physical delivery of Common Shares upon cash payment of the Purchase Price (“Physical Delivery”), the Warrant Holder shall so indicate in the Exercise Notice and shall make payment of the Purchase Price on the Exercise Date, or in the case of clause (ii) of paragraph (a) above no later than two (2) business days thereafter, by certified or cashier’s check or bank draft payable to the order of Weatherford in immediately available funds or by wire transfer of same day funds to an account designated by Weatherford with respect to each Common Share for which this Warrant is exercised and Physical Delivery is requested. If the amount of the payment received by Weatherford is less than the Purchase Price for the number of Common Shares for which Physical Delivery is requested, Weatherford will notify the Warrant Holder of the deficiency and the Warrant Holder shall make payment in that amount within two (2) business days of its receipt of such notice. If the payment exceeds the Purchase Price for such number of Common Shares, Weatherford will refund the excess to the Warrant Holder within five (5) business days of receipt. The Common Shares to be issued and delivered to the Warrant Holder upon Physical Delivery shall be issued as provided in Section 4 below.
          (ii) Net Share Settlement. If the Warrant Holder desires to settle the exercise of this Warrant, in full or in part, through a net, or “cashless”, exercise by using Common Shares that it would otherwise receive upon such exercise as payment of the Purchase Price (“Net Share Settlement”), the Warrant Holder shall so indicate in the Exercise Notice and shall include therewith a calculation of the number of Common Shares to be issued upon such exercise in accordance with the terms of this clause (ii); provided, however, Weatherford shall have the right to confirm the accuracy of such calculation (which confirmation shall not unreasonably delay the issuance of such Common Shares). The number of Common Shares to be issued and delivered to the Warrant Holder in the case of Net Share Settlement shall be determined by:
(A) multiplying (I) the number of Common Shares for which this Warrant is being exercised and which are to be settled through Net Share Settlement times (II) the remainder of (a) the Closing Price minus (b) the per share Purchase Price; and
(B) dividing the product calculated in clause (A) by the Closing Price.
The Common Shares to be issued and delivered to the Warrant Holder upon Net Share Settlement shall be delivered as provided in Section 4 below.
          (iii) Net Cash Settlement. If the Warrant Holder desires to settle the exercise of this Warrant, in full or in part, by receiving cash in lieu of any Common Shares, net of the Purchase Price (“Net Cash Settlement”), the Warrant Holder shall so indicate in the Exercise Notice and shall include therewith a calculation of the amount of the payment to be made to the Warrant Holder in accordance with the terms of this clause (iii); provided, however, Weatherford shall have the right to confirm the accuracy of such calculation (which confirmation shall not unreasonably delay such payment). Weatherford, in its sole discretion, may elect to effect such Net Cash Settlement, with respect to the full amount requested or a portion thereof, or Weatherford may decline to effect any portion such settlement through a Net Cash Settlement. The amount to be paid by Weatherford to the Warrant Holder in the case of Net Cash Settlement shall be determined by:
multiplying (I) the number of Common Shares for which this Warrant is being exercised and which are to be settled through Net Cash Settlement times (II)(a) the remainder of the Closing Price minus (b) the per share Purchase Price.
Weatherford shall make any payment of such Net Cash Settlement amount to the Warrant Holder by certified or cashier’s check or bank draft payable to the order of the Warrant Holder in immediately available funds or by wire transfer of same day funds to an account designated by the Warrant Holder as soon as practicable following receipt of the Exercise Notice and confirmation of the accompanying calculation of the Net Cash Settlement Amount.
          (c) Replacement Warrant. If this Warrant is not exercised in full, the number of Common Shares for which this Warrant is exercisable shall be reduced by the number of such Common Shares for which this Warrant was so exercised, and Weatherford shall forthwith issue and deliver to or upon the order of the Warrant Holder a new Warrant of like tenor in the name of the Warrant Holder or as the Warrant Holder may request, reflecting such adjusted number of Common Shares for which this Warrant is exercisable; provided, however, that if reissued in the name of a Person other than the Warrant Holder, such reissuance shall only be made in compliance with Section 9 hereof and the Warrant Holder shall pay all transfer, stamp or other taxes in respect of such reissuance to such Person to the extent: (i) such transferee Person is not domiciled in the United States or (ii) this Warrant is exercised by a Person that is not a Delaware corporation.
          (d) Purchase Price. The purchase price for which Common Shares may be purchased upon the exercise of this Warrant shall be $30.00 per Common Share, or, in case an adjustment of such price has taken place pursuant to the further provisions of Section 5, then at the price as last adjusted and in effect on the Exercise Date (such price or such price as last adjusted, as the case may be, being referred to herein as the “Purchase Price”).
          (e) Exercise Period. The Warrant Holder may exercise this Warrant, in whole or in part (but not as to a fractional Common Share), at any time and from time to time prior to 5:00 p.m. (Houston, Texas time) on February 28, 2012 (the “Exercise Period”).
     3. Intentionally Deleted
     4. Issuance and Delivery of Shares; No Rights as Shareholder Until Exercise.

          (a) Issuance and Delivery of Shares. As soon as practicable after receipt by Weatherford of an Exercise Notice and this Warrant in accordance with Section 2 above , Weatherford will cause its transfer agent to issue in the name of and deliver to the Warrant Holder (or such other Person(s) as the Warrant Holder may designate, subject to the limitations on transfer contained herein) a certificate or certificates representing the number of Common Shares to which the Warrant Holder shall be entitled on such exercise pursuant to Section 2(b) above; provided, however, that the Warrant Holder shall pay all transfer, stamp or other taxes in respect of the issuance of such certificate(s) to any Person(s) other than the Warrant Holder to the extent: (i) such transferee Person(s) is not domiciled in the United States or (ii) this Warrant is exercised by a Person that is not a Delaware corporation. The Common Shares issued and delivered to the Warrant Holder (or such other Person(s) as the Warrant Holder may designate, subject to the limitations on transfer contained herein) pursuant to this Section 4(a) shall not be registered under the Securities Act or the laws of any state. Under no circumstances shall Weatherford issue fractional Common Shares; if a calculation under Section 2 above, would lead to the issuance of a fractional Common Share, the number of Common Shares issuable upon such exercise shall be rounded up to the next whole number of Common Shares, to the extent such fraction is one-half (1/2) or greater, and shall be rounded down to the next whole number of Common Shares, to the extent such fraction is less than one-half (1/2).
          (b) No Rights as Shareholder Until Exercise. The Common Shares issuable upon any exercise of this Warrant will be deemed to have been delivered to the Warrant Holder on the Exercise Date and the Warrant Holder will be deemed for all purposes to have become the record holder of such Common Shares on the Exercise Date. Until any such Exercise Date, this Warrant does not confer upon the Warrant Holder any right whatsoever as a shareholder of Weatherford with respect to any Common Shares with respect to which this Warrant remains unexercised.
     5. Adjustment of the Purchase Price and Number of Shares. At any time while this Warrant, or any portion hereof, remains outstanding and unexpired, the Purchase Price and, accordingly, the number of Common Shares issuable upon exercise of this Warrant, shall be subject to adjustment from time to time upon the happening of certain events as follows:
          (a) Reorganization, Merger or Consolidation. If Weatherford reorganizes, merges, consolidates or otherwise combines with another Person, or consummates any other transaction including, but not limited to a spin-off, a split-off or a split-up, whereby all of the holders of Common Shares will receive shares of Common Shares or other securities, property or assets of Weatherford, its successor or Affiliate payable with respect to or in exchange for each Common Share held, lawful and adequate provisions shall be made whereby the Warrant Holder shall have the right to receive, in Weatherford’s sole discretion, either (i) upon exercise of this Warrant, the number of shares or other securities, property or assets of Weatherford, its successor or Affiliate resulting from such reorganization, merger, consolidation or other transaction as may be issued or payable with respect to or in exchange for a number of outstanding Common Shares equal to the number of Common Shares immediately theretofore purchasable and receivable upon the exercise of this Warrant, or (ii) a new warrant granted by Weatherford or its successor, with rights no less favorable to the Warrant Holder than those contained in this Warrant, giving such Warrant Holder the right to exercise such new warrant and procure upon such exercise, in lieu of each Warrant Share theretofore issuable upon exercise of the predecessor Warrant, the number of shares or other securities, property or assets described in clause (i) hereof. The foregoing provisions of this Section 5(a) shall similarly apply to successive reorganizations, mergers, consolidations or other applicable transactions and to the stock or securities of any other Person that are at the time receivable upon exercise of this Warrant.
          (b) Reincorporation of Weatherford. Notwithstanding Section 5(a) above, if Weatherford shall consummate a merger, inversion or other transaction for the purpose of reincorporating into another domestic or foreign jurisdiction (a “Reincorporation Transaction”), the terms and provisions of this Warrant shall remain in full force and effect with the sole exception that the Warrant Holder shall be entitled to receive upon exercise of this Warrant the same number of Common Shares of the resulting, successor or resulting parent corporation (which shall be publicly-traded on the NYSE) as the number of Common Shares the Warrant Holder is entitled to receive upon exercise hereof. In the event of the consummation of such a Reincorporation Transaction involving such a resulting parent corporation, this Warrant and all of the rights and obligations of Weatherford hereunder shall immediately be assigned to any such resulting parent corporation, effective as of the date of such Reincorporation Transaction.

          (c) Reclassification, etc. If Weatherford by reclassification of securities or otherwise, shall change the Common Shares or any other securities as to which purchase rights under this Warrant may exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Purchase Price therefor shall be appropriately adjusted.
          (d) Subdivision or Combination of Shares; Share Dividends. If Weatherford shall split, divide or combine its outstanding Common Shares or declare and pay a share dividend on its outstanding Common Shares which consists of additional Common Shares (including a share split effected in the form of a share dividend), then the Purchase Price shall be adjusted, as of the opening of business on the effective date of such split, subdivision or combination or on the day after the day upon which such dividend or other distribution is paid to shareholders, as the case may be, to that price determined by multiplying the Purchase Price in effect immediately prior to such payment or other distribution by a fraction:
          (i) the numerator of which shall be the total number of outstanding Common Shares immediately prior to such dividend or distribution; and
          (ii) the denominator of which shall be the total number of outstanding Common Shares immediately after such dividend or distribution.
          (e) Cash Dividends. If Weatherford declares and pays a cash dividend on its outstanding Common Shares, then the Purchase Price will be reduced, effective as of the relevant ex-dividend time and date, by an amount equal to the Dividend Amount (it being understood that for any exercise of this Warrant on or after an ex-dividend date, the relevant dividend would not be paid on the shares delivered on that exercise, even if the Warrant is exercised before the record date for that dividend).
          (f) Adjustment of Number of Shares. Upon each adjustment of the Purchase Price pursuant to any provisions of this Section 5, the number of Common Shares issuable hereunder shall be adjusted, by calculation to the nearest one hundredth of a whole share, by multiplying the number of Common Shares issuable prior to an adjustment by a fraction of which:
          (i) the numerator shall be the Purchase Price before any adjustment pursuant to this Section 5; and
          (ii) the denominator shall be the Purchase Price after such adjustment, provided, however, while adjustments in the number of shares will be calculated to the nearest hundredth of a whole share, as specified in Section 4(a) above, no fractional shares will be issued upon any exercise of this Warrant.
          (g) Liquidating Dividends. If Weatherford shall make a distribution of its assets or evidences of indebtedness to the holders of its Common Shares as a dividend in liquidation or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of Weatherford’s assets (other than under the circumstances provided for in the foregoing Sections 5(a) through 5(e) then the Warrant Holder shall be entitled to receive upon such exercise of this Warrant, in addition to the Common Shares receivable in connection therewith, and without payment of any consideration other than the Purchase Price multiplied by such number of Common Shares, an amount in cash equal to the value of such distribution per Common Share multiplied by such number of Common Shares (with no further adjustment being made following any event which causes a subsequent adjustment in the number of Common Shares issuable), and an appropriate provision therefor shall be made a part of any such distribution. The value of a distribution that is paid in other than cash shall be determined in good faith and a commercially reasonable manner by the Board of Directors of Weatherford or an appropriate committee thereof.
          (h) No Other Adjustments. Other than specifically as set forth above in Sections 5(a) through 5(e), no adjustment shall be made to the Purchase Price or number of Common Shares subject to the Warrant as a result of or pursuant to the granting or issuance by Weatherford of additional Common Shares, or any security convertible thereinto or exercisable or exchangeable therefore, including without limitation (i) the issuance of Common Shares or any other security of Weatherford (including securities convertible into or exchangeable for Common Shares) pursuant to an underwritten public offering or a private placement, (ii) the issuance of Common

Shares or any other security of Weatherford (including securities convertible into or exchangeable for Common Shares) as consideration in an acquisition transaction, (iii) the issuance of Common Shares or any other security of Weatherford (including securities convertible into or exchangeable for Common Shares) in payment or satisfaction of any dividend upon any class of shares of Weatherford with a preference as to dividends over the Common Shares and (iv) the issuance of share options or restricted Common Shares to officers, employees or directors of, or consultants to, Weatherford or any of its Affiliates.
          (i) Other Provisions Applicable to Adjustments Under this Section 5. The following provisions will be applicable to the making of adjustments in any Purchase Price or number of Common Shares subject to the Warrant provided in this Section 5:
          (a) Minimum Adjustment Amount. Notwithstanding any other provision of this Section 5, when calculating the adjustments required by Sections 5(a) through 5(e), no adjustment of the Purchase Price or number of Common Shares subject to the Warrant shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Purchase Price in effect immediately prior to the making of such adjustment by at least one percent (1%). Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Sections 5(a) through 5(e) and not previously made, would result in an adjustment of at least such minimum amount. All adjustments to the Purchase Price required by Sections 5(a) though 5(e) will be calculated to the nearest cent. All adjustments to the number of Common Shares subject to the Warrant shall be calculated to the nearest Common Share.
          (b) No Multiple Adjustments. In the event of any one circumstance which may give rise to an adjustment to the Purchase Price or number of Common Shares subject to the Warrant under one or more of Sections 5(a) through 5(e), Weatherford shall only be required to apply the provisions of one of such subsections, such subsection to be determined in its sole discretion.
          (c) Par Value. Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value of one Common Share, Weatherford shall take any commercially reasonable corporate action that may be necessary in order that Weatherford may deliver validly and legally issued, fully paid and nonassessable Common Shares at such adjusted Purchase Price.
     6. Calculation of Adjustments. Upon each occurrence of an event causing an adjustment the Purchase Price or number of Common Shares issuable upon exercise of this Warrant pursuant to Section 5 above, Weatherford will promptly (a) calculate such adjustment and retain a record of such calculation at its principal office and (b) deliver to the Warrant Holder a certificate signed by an appropriate officer of Weatherford, setting forth in reasonable detail the event requiring the adjustment, the method of calculation of the adjustment, and the Purchase Price and number of Common Shares purchasable hereunder after giving effect to such adjustment. If Warrant Holder does not agree with any adjustment calculated by Weatherford, then the Warrant Holder may retain at its own expense a financial advisor to calculate the adjustment in question, which calculation Weatherford will consider in good faith.
     7. Representations and Warranties of the Warrant Holder. The Warrant Holder represents and warrants to Weatherford as follows:
     (a) The Warrant Holder is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Advisers Act of 1940, as amended.
     (b) The Warrant Holder has read, reviewed and understands the information, and any permitted subsequent Warrant Holder will have read, reviewed and understood the information contained in Weatherford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 10, 2006 and the information contained in all subsequent filings made by Weatherford with the Commission pursuant to the Securities Act or the Exchange Act.

     (c) The Warrant Holder is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act. The Warrant Holder understands that this Warrant is an investment that is speculative in nature. The Warrant Holder is experienced in investment and business matters, understands fully the nature of the risk involved in its investment in this Warrant and any Common Shares which it may receive upon exercise hereof and understands that it may lose all of its investment in this Warrant.
     (d) The Warrant Holder has sought such accounting, legal and tax advice as it considers necessary to make an informed investment decision with respect to this Warrant and the Common Shares which it may receive upon exercise thereof. The Warrant Holder understands that there can be no assurance as to the federal or state tax result of an investment in this Warrant or any upon exercise thereof.
     (e) The Warrant Holder is acquiring this Warrant and any Common Shares which it may receive upon exercise thereof not with a view to the resale or distribution of all or any part thereof other than in compliance with applicable securities laws.
     8. Representations and Warranties of Weatherford. Weatherford represents and warrants to the Warrant Holder as follows:
     (a) Weatherford is a corporation validly existing and in good standing and under the laws of Bermuda, and has the power and authority to execute and deliver this Warrant and to perform its obligations hereunder.
     (b) The execution, delivery and performance by Weatherford of this Warrant and the issuance and delivery of Common Shares upon exercise of this Warrant have been duly authorized by all necessary corporate action on the part of Weatherford, and do not and will not violate or result in a breach of Weatherford’s bye-laws or its Memorandum of Association.
     (c) This Warrant has been duly executed and delivered by Weatherford and constitutes a legal, valid and binding obligation of Weatherford, enforceable against Weatherford in accordance with the terms hereof, except as such enforceability may limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.
     (d) Weatherford has authorized and reserved for issuance, and shall at all times as this Warrant is exercisable keep authorized and reserved for issuance, solely for issuance and delivery hereunder, such requisite number of Common Shares as shall from time to time be issuable upon exercise hereof. From the date hereof through the last date on which this Warrant is exercisable, Weatherford shall use commercially reasonable efforts to insure that such Common Shares have been reserved for listing on the NYSE, subject to official notice of issuance.
     (e) Upon exercise of this Warrant and issuance and delivery of Common Shares to the Warrant Holder, such Common Shares will be duly authorized, validly issued, fully paid and non-assessable.
     (f) Neither Weatherford nor WII received new value from the Warrant Holder in return for issuing this Amended and Restated Warrant.
     9. Restrictions on Transfer.
          (a) General. This Warrant and the Common Shares that may be issued and delivered hereunder shall not be transferred by the Warrant Holder or any subsequent permitted holder of all or a part of this Warrant except in compliance with the provisions of this Section 9, which conditions are intended to ensure compliance with the Securities Act and applicable state securities laws with respect to the transfer of this Warrant, in whole or in part, or any such Common Shares. The Warrant Holder acknowledges that this Warrant has not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Common Shares delivered upon its exercise, except in compliance with the provisions of this Section 9.

          (b) Restrictive Legend. Absent registration under the Securities Act, this Warrant shall bear the legend set forth of the cover page hereof. Unless a registration statement with respect to Common Shares issuable upon exercise of this Warrant is effective at the time, any Common Shares delivered upon such exercise shall bear the following legend, in addition to any other legend imposed by applicable state securities laws:
THE COMMON SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE, IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. IN ADDITION, SUCH SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER DESCRIBED IN SECTION 9 OF THE AMENDED AND RESTATED WARRANT, DATED AS OF JULY 12, 2006, ISSUED BY WEATHERFORD INTERNATIONAL LTD.
          (c) Transfer Opinion. The Warrant Holder may sell, assign or otherwise transfer (including pledge) this Warrant, in whole or in part, and any Common Shares delivered upon exercise hereof to any Person; provided, however, Weatherford may in its sole discretion request that the Warrant Holder deliver an opinion of counsel satisfactory to Weatherford that the proposed transfer does not violate any applicable federal or state securities laws.
          (e) Further Limitations upon Transfer of Warrant. This Warrant, or any portion hereof, may be sold, assigned or otherwise transferred, subject to the limitation that any proposed sale, assignment or other transfer of the of the Warrant, in full or in part, must relate to not less than 33 1/3% of the Total Number of Shares, unless exercised for the remaining unexercised balance of the Total Number of Shares.
          (f) Indemnification. Except as provided in Section 12(e), the Warrant Holder agrees to indemnify, with respect to any offer or sale, assignment or other transfer of this Warrant, in full or in part (and any marketing or selling efforts undertaken or materials prepared by or on behalf of the Warrant Holder in connection therewith), to the fullest extent permitted by law, Weatherford, its directors and officers and each person who controls Weatherford (within the meaning of the Securities Act) against any losses, claims, liabilities (joint or several), damages, fines, costs and expenses (collectively, “Losses”) (including, without limitation, reasonable fees and expenses of legal counsel) arising out of or resulting from any such offer or sale or such marketing or selling efforts so undertaken or materials so prepared, except insofar as such Losses arise out of or result from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in any reports filed by Weatherford under the Exchange Act.
          (g) Governmental and Other Approvals; Costs and Expenses. Any transfer of this Warrant, in full or in part , or any Common Shares issued and delivered upon its exercise, shall be subject to the receipt of any and all necessary governmental and other third party approvals, authorizations, waivers and consents which may be required to be obtained by this Warrant Holder and/or the proposed transferee(s). Weatherford shall not be required to make any filings with any governmental authorities or otherwise take any action that may be deemed to be necessary or advisable in connection with obtaining any such approvals, authorizations, waivers and consents or be required to bear any costs and expenses in connection therewith.
          (h) Survival of this Warrant. Except as described in this Section 9, upon any transfer of this Warrant, in full or in part, by the Warrant Holder, the terms and provisions of this Warrant and obligations of the Warrant Holder hereunder shall become the legal, valid and binding obligations of such transferee(s).
          (i) Registration Rights. Notwithstanding any other provision of this Warrant, the Common Shares issuable upon exercise of this Warrant are subject to registration rights as described in Section 12 below and may be resold under a Shelf Registration Statement (as defined in Section 12) upon the effectiveness thereof without regard to the restrictions on transfer contained in this Section 9.
     10. Intentionally Deleted.
     11. Transfer of this Warrant on the Books of Weatherford.
          (a) Subject to the restrictions on transfer provided for in Section 9 above:
               (i) this Warrant shall be issued in registered form and Weatherford shall keep at its principal executive office a register or ledger in which, subject to such reasonable regulations as it may prescribe and at its expense (other than transfer taxes, if any), Weatherford shall provide for the registration and transfer of this Warrant.
               (ii) title to this Warrant may be transferred, in whole or in part, by endorsement (by the holder hereof properly executing the Assignment (in the form of Exhibit B hereto) and delivery to Weatherford at its principal office in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery;
               (iii) any Person in possession of this Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona fide purchaser, and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby;
               (iv) until this Warrant is transferred on the books of Weatherford, Weatherford may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary; and
               (v) any transfer tax relating to such transfer shall be paid by the Warrant Holder.
          (b) On receipt of evidence reasonably satisfactory to Weatherford of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of any such loss, theft or destruction of this Warrant) on delivery of any indemnity agreement or security reasonably satisfactory in form and amount to Weatherford or (in the case of any such mutilation) on surrender and cancellation of this Warrant and at the Warrant Holder’s expense, Weatherford will execute and deliver to the Warrant Holder, in lieu thereof, a new Warrant of like tenor.
     12. Registration Rights with Respect to Shares.
          (a) Demand Request. Subject to the limitations in contained in this Section 12, at any time during the Exercise Period the following conditions are met:
          (i) this Warrant has been exercised by the Warrant Holder with respect to at least 33 1/3% of the Total Number of Shares; and
          (ii) all of the Common Shares received upon such exercise(s) are not eligible for resale pursuant to Rule 144(k) under the Securities Act, the Warrant Holder may request in writing (a “Demand Request”) that Weatherford prepare and file a “shelf” registration statement (a “Shelf Registration Statement”) on Form S-3 (or other appropriate form) pursuant to Rule 415 under the Securities Act with respect to dispositions of Common Shares for resale from time to time; provided, however, Weatherford shall not be required to file a Shelf Registration Statement that registers less than 33 1/3% of the Total Number of Shares. A maximum of three (3) Demand Requests are available, in aggregate, under this Warrant.

          (b) Shelf Registration Statement. Upon receipt of a Demand Request, and if the conditions set forth in clauses (i) and (ii) of paragraph (a) above have been met, Weatherford shall file a Shelf Registration Statement with the Commission within 30 business days and will use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective as promptly as is practicable after such filing and, subject to Section 12(c) below, shall use commercially reasonable efforts to keep the Shelf Registration Statement effective, supplemented and amended to the extent necessary to assure that it is available for resale of the Common Shares by the Warrant Holder and that it conforms with the requirements of this Agreement, the Securities Act, and the rules and regulations promulgated by the Commission thereunder, in each case during the entire period (the “Shelf Registration Period”) beginning on the date such Shelf Registration Statement shall first be declared effective under the Securities Act (the “Shelf Effective Date”) and ending on the earlier to occur of (A) the first anniversary of the Shelf Effective Date and (B) the date on which all of the Common Shares registered under the Shelf Registration Statement become eligible for resale pursuant to Rule 144(k) under the Securities Act.
          (c) Information Supplied by Warrant Holder. The Warrant Holder shall furnish to Weatherford in writing, as soon as practicable after the date of the Demand Request but not later than five (5) business days prior to the initial filing of the Shelf Registration Statement, any of the information specified in Items 507 and 508 of Regulation S-K under the Securities Act, or any other information reasonably requested by Weatherford for inclusion in the Shelf Registration Statement pursuant to the Securities Act or the rules and regulations promulgated by the Commission thereunder. The Warrant Holder shall promptly furnish to Weatherford any such information upon Weatherford’s request for inclusion in any new prospectus or prospectus supplement or post-effective amendment.
          (d) Limitations. If during the Shelf Registration Period, Weatherford believes that an event or events have occurred which, in the good faith opinion of Weatherford, require the filing of a new prospectus or prospectus supplement or post-effective amendment in order that the prospectus not contain any misstatement of a material fact or not omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a “Corrective Filing”), Weatherford shall promptly so notify the Warrant Holder (a “Material Event Notice”), and Weatherford shall prepare and file with the Commission and deliver to the Warrant Holder such Corrective Filing, as promptly as practicable but in any event within ten (10) business days after the date a Material Event Notice is given, except that Weatherford may delay such filing for such number of days, not to exceed seventy-five (75) days, if Weatherford determines that (x) the public disclosure of any of the information requiring the Corrective Filing is impractical or would have a material adverse effect on Weatherford, or (y) the filing of such Corrective Filing would have a significant disruptive effect on any material transaction then pending; provided, however, that such delay shall not be longer than is reasonably required, in Weatherford’s sole judgment, to avoid such material adverse effect or significant disruptive effect. If any new prospectus or prospectus supplement or post-effective amendment is required in connection with the Shelf Registration Statement other than a Corrective Filing (any such filing, other than a Corrective Filing, is herein called a “Routine Filing”), Weatherford will so notify the Warrant Holder in writing (a “Filing Notice”) and shall prepare and file with the Commission and deliver to the Warrant Holder such Routine Filing as promptly as practicable but in any event within ten (10) days after the date the Filing Notice is given. The Warrant Holder may make sales of Common Shares under the Shelf Registration Statement during the Shelf Registration Period, but if the Warrant Holder has received a Material Event Notice or Filing Notice, sales may not be made from the time such notice is received by the Warrant Holder until the date on which the Corrective Filing or Routine Filing, as the case may be, has been filed or if the Corrective Filing or Routine Filing is a post-effective amendment, the date the post-effective amendment has become effective under the Securities Act, of which date Weatherford shall give prompt notice to the Holders.
In addition, notwithstanding anything to the contrary contained in this Section 12, Weatherford shall be permitted, on written notice to the Warrant Holder, to suspend the period of sale or distribution of Common Shares at any time:
               (i) in the case of an underwritten public offering of securities for the account of Weatherford (A) not involving a “shelf” registration statement filed pursuant to Rule 415 under the Securities Act, during the period beginning ten (10) days prior to the estimated date of filing of a registration statement pertaining to such offering and ending upon the expiration of any “lock up” period reasonably requested by the underwriters of such public offering with respect to Common Shares held by directors and executive officers of Weatherford (the “Lock-up Expiration Date”) or (B) involving a “shelf”

registration statement filed pursuant to Rule 415 under the Securities Act, during the period beginning ten (10) days prior to the date of any preliminary prospectus supplement relating to such offering (or if no preliminary prospectus supplement is used, fifteen (15) days prior to the pricing of such offering) and ending on the Lock-up Expiration Date;
               (ii) during any period in which Weatherford is in possession of material non-public information concerning it or its business and affairs, the public disclosure of which, in the good faith judgment of Weatherford, would have a material adverse effect on Weatherford; or
               (iii) during any period if Weatherford is engaged in any material acquisition, transaction or disposition transaction that would, in the good faith judgment of Weatherford, be significantly disrupted by a sale or distribution.
          (e) Indemnification.
               (i) Indemnification by Weatherford. Weatherford agrees to indemnify, with respect to a Shelf Registration Statement filed by Weatherford, to the fullest extent permitted by law, the Warrant Holder, its directors and officers and each person who controls the Warrant Holder (within the meaning of the Securities Act) against all Losses (including, without limitation, reasonable fees and expenses of legal counsel) arising out of or resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in such Shelf Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to Weatherford by or on behalf of the Warrant Holder expressly for use therein.
               (ii) Indemnification by the Warrant Holder. The Warrant Holder agrees to indemnify, with respect to a Shelf Registration Statement filed by Weatherford, to the fullest extent permitted by law, Weatherford, its directors and officers and each person who controls Weatherford (within the meaning of the Securities Act) against any Losses (including, without limitation, reasonable fees and expenses of legal counsel) arising out of or resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in such Shelf Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission is caused by or contained in any information furnished by or on behalf of the Warrant Holder for use therein.
          (f) Exchange Act Reports. Weatherford’s filing of a report under the Exchange Act that is incorporated by reference into the prospectus shall be considered to be a Corrective Filing if such filing eliminates the necessity of otherwise making a Corrective Filing.
          (g) Stop Transfer Instructions. Weatherford may give stop transfer instructions to its transfer agent as it shall deem reasonably necessary to prevent any sale of Common Shares under the Shelf Registration Statement at any time when the Warrant Holders are not permitted to make such a sale pursuant to this Section 12.
          (h) No piggyback or other registration rights. Other than as set forth in this Section 12, the Warrant Holder shall have no registration rights with respect to this Warrant or any Common Shares delivered upon exercise hereof (including any “piggyback” registration rights).
     13. Choice of Law. In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

     14. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile (with accurate confirmation generated by the transmitting facsimile machine, so long as a hard copy is delivered by reputable courier during regular business hours on the next business day) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:
          if to Weatherford, to:
Weatherford International Ltd.
515 Post Oak Boulevard, Suite 600
Houston, Texas 77027
Attention: Burt M. Martin
Phone: 713.693-4000
Facsimile: 713-693-4484
          if to the Warrant Holder, to:
Shell Technology Ventures Inc.
910 Louisiana, Rm. 530
Houston, Texas 77002
Attention: Ricardo Rodriquez
Telephone: 713-241-2520
Facsimile: 713-241-0302
Either party hereto may from time to time change its address or facsimile number for notices under this Section 14 by giving at least ten (10) days’ prior written notice of such changed address or facsimile number to the other party hereto.
     15. Entire Agreement. This Warrant, including the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.
     16. Amendment. Any provision of this Warrant may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Weatherford and the Warrant Holder. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon the Warrant Holder and Weatherford.
     17. Severability. If any provision of this Warrant or the application thereof, becomes or is declared by a court of competent jurisdiction to the illegal, void or unenforceable, the remainder of this Warrant will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Warrant with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     18. Headings. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
Weatherford International, Inc.
By: /s/ BURT M. MARTIN
Name: Burt M. Martin
Title: Senior Vice President
Weatherford International Ltd.
By: /s/ BURT M. MARTIN
Name: Burt M. Martin
Title: Senior Vice President
Shell Technology Ventures Inc.,
as Warrant Holder
By: /s/ RICARDO RODRIQUEZ
Name: Ricardo Rodriquez
Title: Director of Investments

EXHIBIT A
Form of Exercise Notice
(To be executed only upon exercise
of the Warrant in whole or in part)
To Weatherford International Ltd.:
          The undersigned registered holder (the “Registered Holder”) of the accompanying Amended and Restated Warrant, dated July 12, 2006 and issued by Weatherford International Ltd. (the “Warrant”), hereby exercises such Warrant or portion thereof for, and purchases thereunder,                      Common Shares. The Registered Holder hereby requests settlement of such exercise be effected in the following manner(s):
     (i) Physical Delivery: through the delivery by Weatherford of                      Common Shares, and the Registered Holder herewith makes payment of the aggregate Purchase Price therefor of $                    ;
     (ii) Net Share Settlement: through the delivery by Weatherford of                      Common Shares, and the Registered Holder has attached hereto a calculation of such number of shares in accordance with Section 2(b)(ii) of the Warrant; or
     (iii) Net Cash Settlement: through payment by Weatherford of $                    , and the Registered Holder has attached hereto a calculation of the amount of such payment in accordance with Section 2(b)(iii) of the Warrant.
     In the case of settlement through Physical Delivery and/or Net Share Settlement, the undersigned requests that the certificates for such Common Shares be issued in the name of, and delivered to,                                          whose address is                                         . In the case of settlement through Net Cash Settlement, the undersigned requests that payment be made to                                          whose address is                                         . Capitalized terms used but not defined in this Exercise Notice shall have the meaning assigned to such terms in the Warrant.

Dated:	Name of Registered Holder:

Signature:

Name of Signatory:

Title:

Address of Holder:

Exhibit A-1

EXHIBIT B
Form of Warrant Assignment
          FOR THE VALUE RECEIVED                                          (“Assignor”) hereby sells, assigns and transfers unto the assignee named below (the “Assignee”) the right to purchase up to                                          Common Shares represented by the Warrant (as defined below) and does hereby irrevocably constitute and appoint                                          as its due and lawful attorney, to register the transfer of said right to purchase Common Shares on the books of Weatherford International Ltd., and to execute a new warrant (the “Assignee Warrant”) in the name of Assignee evidencing the right to purchase the Common Shares sold, assigned and transferred hereby. If this Warrant Assignment sells, assigns and transfers the right to purchase fewer Common Shares than are represented by the Warrant, then Assignor requests that a new warrant representing the right to purchase the remaining Common Shares, which right was not sold, transferred or assigned hereby, be registered in the name of Assignor. Capitalized terms used but not defined in this Form of Warrant Assignment shall have the meaning assigned to such terms in the Warrant.

Name and Address of Assignee:

Dated:	Name of Assignor:

Taxpayer Identification
Number of Assignor:

Signature:

Name of Signatory:

Title:

     The Assignee named above herby agrees to purchase and take the Assignee Warrant evidencing the right to purchase the number of Common Shares set forth above pursuant to and in accordance with the terms and conditions of the Amended and Restated Warrant (the “Warrant”), dated as of July 12, 2006, between Weatherford International Ltd. and the initial holder named therein and agrees to be bound by the terms and provisions thereof, including all of the provision therein applicable to the Warrant Holder.

Dated:	Name of Assignee:

Taxpayer Identification
Number of Assignee:

Signature:

Name of Signatory:

Title:

Exhibit B-1